Exhibit 23.2(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 15, 2009, except as to the fourth paragraph of our report and Note 8 which are as of August 14, 2009 relating to the restatement of the consolidated financial statements as of and for the years ended December 31, 2008, 2007 and 2006 of United States Commodity Funds LLC and Subsidiaries, included in the Form 10-K/A of United States Gasoline Fund, LP, and to the reference to our Firm as “Experts” in the Prospectus.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
October 28, 2009